As filed with the Securities and Exchange Commission on August 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMARTRENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-4218526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8665 E. Hartford Drive Suite 200
Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated SmartRent, Inc. 2021 Equity Incentive Plan

SmartRent, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Daryl Stemm

Chief Financial Officer

8665 E. Hartford Drive, Suite 200

Scottsdale, Arizona 85255

(844) 479-1555

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Katharine A. Martin

Lauren B. Lichtblau

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SmartRent, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) 5,923,893 additional shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”), pursuant to the provision of the ESPP providing for such automatic increase in the number of shares reserved for issuance, and (ii) 8,900,000 additional shares of Class A Common Stock under the Registrant’s Amended and Restated 2021 Equity Incentive Plan, as amended and restated (together with the ESPP, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

SmartRent, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the “Commission”) on March 5, 2024 (the “Annual Report”);
(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 8, 2024 and August 7, 2024, respectively.
(c)
The Registrant’s Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed with the SEC on January 25, 2024, March 5, 2024, March 22, 2024, May 15, 2024, June 21, 2024 and July 31, 2024.
(d)
The description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed with the Commission on August 24, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant’s Third Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require, subject to limited exceptions and among other things, the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with future directors and executive officers. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as the Registrant’s directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K/A filed with the Commission on August 31, 2021).

4.2	Amended and Restated Bylaws of SmartRent, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K/A filed with the Commission on August 31, 2021).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Wilson Sonsini Goodrich & Rosati. P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

99.1

SmartRent, Inc. 2021 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s report on Form 8-K (File No. 001-39991) filed with the SEC on May 15, 2024).

99.2

SmartRent, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Company’s registration statement on Form S-4 (File No. 333-256144) filed with the SEC on July 26, 2021).

107.1	Filing fee table.

Item 9. Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 7, 2024.

SMARTRENT, INC. /s/ Daryl Stemm
Daryl Stemm Interim Principal Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of SmartRent, Inc. whose signatures appear below hereby constitute and appoint Daryl Stemm, their true and lawful attorney and agent, with full power of substitution and power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned does hereby ratify and confirm all that such attorney and agent, or his substitute, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed

/s/ Daryl Stemm Daryl Stemm	Interim Principal Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	August 7, 2024

/s/ Alison Dean	Director	August 7, 2024
Alison Dean

/s/ John Dorman John Dorman	Director	August 7, 2024

/s/ Frank Martell Frank Martell	Director	August 7, 2024

/s/ Bruce Strohm Bruce Strohm	Director	August 7, 2024

/s/ Ann Sperling Ann Sperling	Director	August 7, 2024

/s/ Frederick Tuomi Frederick Tuomi	Director	August 7, 2024